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                                  PURCHASE AGREEMENT

                         (BEA Long-Short Market Neutral Fund)

          The RBB Fund, Inc. (the "Fund"), a Maryland corporation, and BEA Associates ("BEA"), intending to be legally bound, hereby agree with each other as follows:

          1. The Fund hereby offers BEA and BEA hereby purchases $_____ worth of shares of each of Classes ZZ and AAA Common Stock of the Fund (par value $.001 per share) (such shares hereinafter sometimes collectively known as "Shares") at a price per Share equivalent to the net asset value per share of the Shares of the Fund as determined on _________, 1998.

The Fund hereby acknowledges receipt from BEA of funds in the amount of $_____ in full payment for the Shares.

          2. BEA represents and warrants to the Fund that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

          3. This agreement may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the ____ day of __________, 199_.


                                   THE RBB FUND, INC.


                                   By:
                                      ----------------------------
                                        President


                                   BEA ASSOCIATES


                                   By:
                                      ----------------------------
                                        General Counsel